As filed with the Securities and Exchange Commission on December 15, 2009

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
DYNCORP INTERNATIONAL INC.
(Exact name of registrant as specified in its Charter)

Delaware	01-0824791
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

3190 Fairview Park Drive, Suite 700, Falls Church, VA (Address of Principal Executive Offices)	22042 (Zip Code)
DynCorp International Inc. Deferred Compensation Plan
(Full title of the plan)
Gregory S. Nixon
Senior Vice President, General Counsel & Corporate Secretary
DynCorp International Inc.
3190 Fairview Park Drive, Suite 700
Falls Church, Virginia 22042
(Name and address of agent for service)
(571) 722-0210
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities to	Amount to be	offering price per	aggregate offering	Amount of
be registered	registered(1)(2)	obligation	price (2)	registration fee(3)
Deferred
Compensation	$25,000,000	100%	$25,000,000	$1,395.00
Obligations(1)

(1)	The deferred compensation obligations being registered are offered under the DynCorp International Inc. Deferred Compensation Plan (the “Plan”) and are unsecured obligations of the Registrant to pay deferred compensation in the future to participating key employees of the Company in accordance with the terms of the Plan.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended.

(3)	Calculated in accordance with Rule 457(h) of the Securities Act of 1933, as amended, based on the estimated amount of $25,000,000 of deferred compensation obligations to be offered under the Plan.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the employee benefit plan information required by Part 1 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in this Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with the rules and regulations of the Commission and the requirements of Part I of Form S-8, such documents are not being filed with the Commission as part of this Registration Statement. The documents incorporated by reference in Item 1 of Part I and Item 3 of Part II of this Registration Statement are available to participants in the Plan, without charge, upon written or oral request, and they are also incorporated by reference in the Section 10(a) prospectus described in Item 1 above. Any such requests should be directed to the Registrant at the address and telephone number listed on the cover page of this Registration Statement.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     This Registration Statement incorporates herein by reference the following documents, which have been filed with the Commission by the Registrant:
(a)	Annual Report on Form 10-K for the fiscal year ended April 3, 2009, filed with the Commission on June 11, 2009;

(b)	Quarterly Report on Form 10-Q for the fiscal quarter ended July 3, 2009, filed with the Commission on August 5, 2009;

(c)	Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2009, filed with the Commission on November 9, 2009;

(d)	Current Reports on Form 8-K filed with the Commission on February 13, 2009, March 12, 2009, April 7, 2009, August 4, 2009, August 6, 2009, and November 25, 2009; and
     All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Registration Statement, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed supplement to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or so superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     The securities being registered pursuant to the DynCorp International Inc. Deferred Compensation Plan (the “Plan”) represent obligations (the “Obligations”) of the Registrant to pay deferred compensation in the future according to the terms of the Plan. The Plan became effective July 1, 2009. The Plan allows a select group of management and highly compensated employees (the “Participants”) to defer up to 50% of their salary and up to 100% of their bonus without regard to the limitations of the DynCorp International LLC Savings Plan (the “Savings Plan”). The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).
     The Obligations are general unsecured obligations of the Registrant that are subject to the claims of its general creditors and rank equally with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Participants will have no more rights than those of an unsecured general creditor of the Registrant. The Obligations are not convertible into any other security of the Registrant and there is no trading market for the Obligations.
     The Board of Directors of the Registrant (the “Board”) reserves the right to amend, modify, or terminate the Plan at any time. No Board amendment may reduce the dollar amount previously credited to a Participant’s account. The Board will appoint the Welfare and DISP Committee (the “Committee”) to administer the Plan. The Committee may amend the Plan to comply with section 409A of the Internal Revenue Code. The Committee is responsible for administering the Plan and carrying out its provisions.
     Participants may notionally invest their account balances in several investment funds determined by the Committee. The Participants may transfer their accounts among the investment funds pursuant to procedures established by the Committee. It is expected, but not required, that these funds will parallel the funds offered under the Savings Plan. This means the Plan will not actually invest Participant account balances. Instead, Participants’ account balances will incur earnings and losses based on selected investment fund performance. The accounts will be represented solely by bookkeeping entries and payments will be made out of the general assets of the Registrant.
     Participants may elect to receive their benefit payments in three different disbursement methods: (i) a single sum payment; (ii) annual installment payments over five years; or (iii) annual installment payments over ten years. Participants may begin to collect benefits the first day of the calendar month following the six month anniversary of the Participant’s “Separation from Service” (as defined in the Plan). Annual installment payments will be paid each year on the anniversary of this date. Account balances are paid proportionally over each annual installment. The single lump sum payment is the default provision when a Participant fails to make a valid and timely election. The Plan does not permit an employee to assign or hypothecate his/her interest in the Plan. The amounts deferred under the Plan are always fully vested and the Participant is not subject to forfeiture provisions.
     The foregoing summary of the Plan is qualified in its entirety by reference to the terms and conditions of the Plan.
Item 5. Interests of Named Experts and Counsel.
     The validity of the Obligations registered by this Registration Statement has been passed upon by Gregory S. Nixon, Senior Vice President, General Counsel and Corporate Secretary of the Registrant. Mr. Nixon receives compensation and will be an eligible participant in the Plan.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law. Our Bylaws provide for the indemnification to the fullest extent as required or permitted by Delaware law of officers and directors acting on our behalf with respect to any criminal action or proceeding.
     We have entered into an indemnification agreement with each of our directors which requires us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as a director (other than liabilities arising from willful misconduct of a culpable nature). We also maintain director and officer liability insurance and intend to continue to do so.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
   (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in a form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          provided, however, that
             Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on December 15, 2009.

DYNCORP INTERNATIONAL INC.
/s/ William L. Ballhaus
Name:	William L. Ballhaus
Title:	President & Chief Executive Officer

Date: December 15, 2009
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints William L. Ballhaus, Gregory S. Nixon and Michael J. Thorne, and each of them, severally (with full power to act alone), as the true and lawful attorneys-in-fact and agents for the undersigned, with full power of substitution and resubstitution, for and in the name, place, and stead of the undersigned in any and all capacities, to sign any and all amendments to the registration statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William L. Ballhaus	President, Chief Executive Officer and Director	December 15, 2009
William L. Ballhaus	(Principal Executive Officer)

/s/ Michael J. Thorne	Senior Vice President, Chief Financial Officer	December 15, 2009
Michael J. Thorne	(Principal Financial and Accounting Officer)

/s/ Robert B. McKeon	Director	December 15, 2009
Robert B. McKeon

/s/ Michael J. Bayer	Director	December 15, 2009
Michael J. Bayer

Signature	Title	Date

/s/ Herbert J. Lanese	Director	December 15, 2009
Herbert J. Lanese

/s/ General Barry R. McCaffrey	Director	December 15, 2009
General Barry R. McCaffrey

/s/ Ramzi M. Musallam	Director	December 15, 2009
Ramzi M. Musallam

/s/ Joseph W. Prueher	Director	December 15, 2009
Admiral Joseph W. Prueher

/s/ Charles S. Ream	Director	December 15, 2009
Charles S. Ream

/s/ Mark H. Ronald	Director	December 15, 2009
Mark H. Ronald

/s/ Peter J. Schoomaker	Director	December 15, 2009
General Peter J. Schoomaker

/s/ Leighton W. Smith Jr.	Director	December 15, 2009
Admiral Leighton W. Smith Jr.

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1*	DynCorp International Inc. Deferred Compensation Plan.

5.1*	Opinion of Gregory S. Nixon.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Gregory S. Nixon (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature pages hereto).

*	Filed herewith